Exhibit 10.30

March 13, 2020

Jay R. Newmark, MD, MBA

RE: Employment Offer: Chief Medical Officer

Dear Jay:

I am pleased to offer you the opportunity to join Clarus Therapeutics, Inc. as Chief Medical Officer. Beginning immediately but not later than March 23, 2020. The actual first day of your employment shall be referred to in this letter agreement as the “Start Date”. The specific terms of your employment are outlined below.

You will report to me and will be based out of your home office in Miami, FL. Periodically throughout the year (but less than 30 days in any year), you may be required to work from Clarus’s office located in Northbrook, IL. Additionally, travel will be required to meet the objectives of your role and will include, among other places, visits to key opinion leaders, medical/scientific meetings, meetings with FDA and visits to Syneos Health (and affiliated company offices). Your principal duties as Chief Medical Officer will include, but may not be limited to, the following:

●	Participate as a key member of Clarus’s senior management team to ensure that the medical affairs function supports the successful development, launch and support of JATENZO®;
●	Manage Clarus’ Drug Safety Review Panel
●	Provide leadership and support for Clinical Development team (including a CRO) relative to study conduct including FDA interaction as needed;
●	Serve as internal medical monitor on all clinical studies;
●	Provide updates at Clarus’ board of directors meetings re: clinical development program
●	Develop and lead execution of a Phase IV clinical strategy for JATENZO that includes publication and presentation of key findings;
●	Serve as principal company contact for health care professionals;
●	Develop and maintain key thought leader relationships and medical/scientific advisory boards;
●	Review pertinent medical literature and attend key scientific meetings (e.g. American Urological Society, Endocrine Society, American College of Endocrinology, American College of Physicians, etc.);
●	Post NDA approval, provide medical review of all advertising and promotional materials;
●	Working closely with Clarus’s commercialization team:

○	Analyze customer insights and competitive dynamics to inform/adjust marketing strategy and address customer needs
○	Participate in the development of promotional materials and ensure these comply with regulatory policies and procedures; and

●	Support budgeting, forecasting and business operations/management processes.

Your starting salary will be at the rate of $325,000 per year paid in semi-monthly installments. Future salary increases will be at the discretion of Clarus’s Board of Directors (the “Board”). In further consideration of your position at Clarus and subject to final Board approval, Clarus will grant you an option to purchase 350,000 shares of common stock at its fair market value as of the grant date (the “Initial Grant”). The options will vest in equal monthly installments over a 4-year period with a one-year cliff-vesting provision that is tied to the date you commenced full time consulting for Clarus, namely, November 29, 2019. This means no shares vest until November 29, 2020 whereupon 87,500 shares will vest. After this date, the remaining 262,500 shares will vest ratably over 36 months. However, if within one year of your employment there is: (a) a merger or consolidation under which Clarus is not the surviving entity; (b) a sale of all or substantially all of Clarus’ assets; (c) a reorganization or liquidation of Clarus; (d) you are terminated without “Cause” (as defined herein); or (e) you resign for “Good Reason” (as defined herein), then one-half of the Initial Grant will immediately vest. After one year of employment, should (a), (b), (c), (d), or (e) occur, your Initial Grant will vest immediately. The Initial Grant is subject only to the terms and conditions of Clarus’ stock option plan and the associated stock option agreement (the “Equity Documents”). Future grant awards may be made based on Company and individual employee performance. Clarus intends to use option grants as a strong performance incentive.

In addition to your base salary and stock options, you will be eligible for an annual bonus based on the achievement of corporate and individual objectives as approved by the Board. Your bonus target will be 30% of your base salary and will reflect what fraction of the year you were employed by Clarus. The decision to award bonuses rests solely with the Board and there is no guarantee that a bonus will be awarded to you. You must be employed with Clarus on the date the bonus is paid to earn any part of the bonus.

Clarus currently provides medical/dental/vision benefits as outlined on the attached benefits summary. Should you choose not to avail yourself of these benefits, you will not be compensated for this decision.

In addition to Company holidays, as noted in the attachment hereto, you will also earn on a pro-rata basis twenty-five (25) days of paid vacation per calendar year. For 2020, your vacation days will be prorated on the basis of your Start Date. If you are unable to use all of your vacation in any one year because the workload at Clarus is such that it is not possible for you to do so, you may rollover up to 5 days to the next year but may not have a cumulative total of vacation days in excess of thirty (30) days.

Your employment shall be at will, meaning you or the Company can terminate it at any time. In the event your employment ends for any reason, Clarus shall pay your salary plus accrued but unused vacation though the termination date. In addition, in the event Clarus terminates your employment without Cause (as defined below), or you resign for Good Reason (as defined below), and provided you enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to Clarus which shall include a general release against Clarus and related persons and entities (the “Release”); Clarus will continue your base salary for the six (6) month period that immediately follows the date of termination (the “Salary Continuation Payments”). Salary Continuation Payments shall commence within 30 days after the Date of Termination and shall be made on Clarus’s regular payroll dates; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. For purposes of this letter agreement, “Cause” means: (i) conduct by you in connection with your service to Clarus that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to Clarus or your willful failure to comply with reasonable and lawful directives of the Chief Commercial Officer or written policies of Clarus, which has not been cured within thirty (30) days’ written notice by Clarus; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement, which has not been cured within thirty (30) days’ written notice by Clarus; (iv) material misconduct by you which seriously discredits or damages Clarus, which has not been cured within thirty (30) days’ written notice by Clarus ;and/or (v) nonperformance or unsatisfactory performance of your material duties or responsibilities to Clarus as determined in good faith by Clarus, which has not been cured within thirty (30) days’ written notice by Clarus . For purposes of this letter agreement, “Good Reason” means: (i) breach by Clarus of its representations, warranties, covenants and/or obligations under this Agreement, which has not been cured within thirty (30) days’ written notice by you; (ii) a reduction in your salary without your written consent; and/or (iii) a material reduction in your job title and/or primary and then-current responsibilities, which has not been cured within thirty (30) days’ written notice by you.

Jay, I have no doubt that your contributions to Clarus will be significant and immediate. You will be joining a team that is committed to successfully commercializing JATENZO and making it the market-leading testosterone replacement therapy in the U.S. Of greater importance from my perspective is the opportunity we will have to positively impact the health of hypogonadal men who are prescribed JATENZO.

Finally, as a condition of your employment, you must sign the attached Inventions, Confidentiality and Noncompetition Agreement (the “Restrictive Covenant Agreement”), the terms of which are incorporated by reference into this letter agreement.

This agreement shall inure to the benefit of and be binding upon you and Clarus, and each of our respective successors, executors, administrators, heirs and permitted assigns.

This agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitute the complete agreement between you and Clarus, contain all of the terms of your employment with Clarus and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and Clarus. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with Clarus or any other relationship between you and Clarus (the “Disputes”) will be governed by Illinois law, excluding laws relating to conflicts or choice of law. You and Clarus submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Illinois in connection with any Dispute or any claim related to any Dispute.

This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or Board member of Clarus. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me by mail, email or by facsimile no later than Friday, March 20, 2020.

Best regards,

/s/ Robert E. Dudley
Robert E. Dudley, PhD
President & CEO

ACCEPTANCE:	/s/ Jay R. Newmark	19 March 2020
	Jay R. Newmark, MD, MBA	Date

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